Exhibit 99.1

FOR IMMEDIATE RELEASE	Approved by:	Olga L. Conley
Chief Financial Officer
(617) 376-4300
www.jjill.com

	Investor Relations:	Chad Jacobs
Integrated Corporate Relations
(203) 222-9013

THE J. JILL GROUP COMMENTS ON THIRD QUARTER RESULTS

Quincy, MA, October 6, 2005 – The J. Jill Group, Inc. (Nasdaq: JILL) today announced that, although it is just beginning the process of closing its books for the third quarter ended September 24, 2005, it currently expects to report sales of $103.0 million for the quarter compared to $94.9 million for the same period last year.  Additionally the company expects to report a comparable store sales increase of 4.7% for stores open at least one full fiscal year for the third quarter of 2005 as compared to the third quarter of 2004.  The company also expects to report a loss per share of $0.12 to $0.14 per diluted share for the quarter versus a loss per diluted share of $0.13 a year ago.  The J. Jill Group plans to report actual third quarter sales and earnings on or about October 27, 2005.

Gordon R. Cooke, President and Chief Executive Officer, commented, “Increased promotional activity and off-price selling drove the comparable store sales increase during the quarter.  However, regardless of expected top-line growth in excess of 8% our profit margin is expected to remain relatively flat.  This is being caused by the confluence of two factors: first, our retail business is growing while our direct business is declining; and second, our retail business is currently less profitable than our direct business.  Despite these difficulties, we remain focused on improving the profitability of our growing retail business and stabilizing the top-line of our direct business.  Importantly, even though we continue to take steps to address these concerns and believe we are making progress, neither of these challenges is likely to be overcome in the short-term.”

The J. Jill Group is a multi-channel specialty retailer of women’s apparel, including accessories and footwear.  The company currently markets its products through its retail stores, catalogs and website jjill.com.  J. Jill is designed to appeal to active, affluent women age 35 and older.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations regarding future events and speak only as of the date hereof.  Our actual results, performance or achievements may differ significantly from the results, performance or achievements discussed in or implied by the forward-looking statements.  Factors that could cause such a difference include material changes in J. Jill’s business or prospects, in consumer spending, fashion trends or consumer preferences, or in general, political, economic, business or capital market conditions and other risks and uncertainties, including, but not limited to, the following: our ability to respond to changes in customer demands and fashion trends in a timely manner which could affect both total sales and the mix of sales between full price and liquidation merchandise; the success of our product development and merchandising initiatives; our ability to effectively build brand awareness; our ability to successfully redefine our direct segment business strategy; our success with sourcing merchandise outside China in response to the imposition of international or domestic sanctions, embargoes or quota restrictions; the success of our retail segment growth strategy; changes in competition in the apparel industry; the customary risks of purchasing merchandise abroad, including longer lead times, higher initial purchase commitments and timeliness of receipts of inventory; our ability to continue to have access to relevant lists of prospective customers from third parties and to effectively manage and utilize our multi-channel customer database; the possible adverse effect of a determination by us or our registered independent accounting firm that we have a material weakness in our internal controls over financial reporting; changes in, or failure to comply with, federal and state tax and other

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government regulations; our ability to respond to interruptions or delays in the delivery of products or services provided by our vendors and service providers; our ability to attract and retain qualified personnel; possible future increases in expense and labor and employee benefit costs; business abilities and judgment of management; our ability to respond to a major failure of our information systems; and other factors that are detailed from time to time in J. Jill’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 25, 2004.  J. Jill disclaims any intent or obligation to update any forward-looking statements.